                                                                      EXHIBIT 11

                     COMPUTER NETWORK TECHNOLOGY CORPORATION

   Statement Re: Computation of Net Income (Loss) Per Basic and Diluted Share
                      (in thousands, except per share data)

                  (Not Covered by Independent Auditors' Report)



                                                                          Weighted Average          Per Share
                                                    Net Income (Loss)    Shares Outstanding          Amount
                                                   ------------------    ------------------     -----------------
1997:
  Basic                                                $(2,314)                22,702               $ (.10)
  Dilutive effect of employee stock purchase
  awards and options(1)                                    -                     -                     -
                                                   ------------------    ------------------     -----------------
  Diluted                                              $(2,314)                22,702               $ (.10)
                                                   ==================    ==================     =================
1996:
  Basic                                                 $1,360                 23,241                $ .06
  Dilutive effect of employee stock purchase
  awards and options(1)                                    -                      316                  -
                                                   ------------------    ------------------     -----------------
  Diluted                                               $1,360                 23,557                $ .06
                                                   ==================    ==================     =================
1995:
  Basic                                                 $4,023                 22,675                $ .18
  Dilutive effect of employee stock purchase
  awards and options(1)                                    -                      768                 (.01)
                                                   ------------------    ------------------     -----------------
  Diluted                                               $4,023                 23,443                $ .17
                                                   ==================    ==================     =================

(1) For the year ended December 31, 1997, employee stock options and shares issuable under the employee stock purchase plan are not included in the computation of diluted net income (loss) per share due to their anti-dilutive effect. For the years ended December 31, 1996 and 1995, outstanding employee stock options and shares issuable under the employee stock purchase plan (as disclosed in the notes to the consolidated financial statements incorporated by reference in this Form 10-K) are included in the computation of diluted net income (loss) per share using the treasury stock method.